Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports Second Quarter 2011 Results
and Increases Guidance
Second Quarter 2011 Highlights:
•	Record distributable cash flow and revenues

•	Net income per unit of $0.48

•	Distribution of $0.54 per unit

•	Metallurgical production accounted for 37% of production and 47% of coal royalty revenues for the first six months

•	Narrows ranges and increases mid-point of all guidance except production and distributable cash flow
HOUSTON, August 3, 2011 — Natural Resource Partners L.P. (NYSE:NRP) today reported record revenues and distributable cash flow for the quarter ended June 30, 2011. Quarterly revenues increased 15% over the second quarter 2010 to a record $91.4 million. Distributable cash flow, a non-GAAP measure, increased 32% to $83.9 million. Net income attributable to the limited partners increased 83% to a record $51.3 million. Net income per unit improved 26% to $0.48 from the $0.38 per unit reported for the 2010 quarter. A reconciliation of distributable cash flow to GAAP is included in the table at the end of the release.
“NRP delivered record revenues and distributable cash flow for the first half of the year as a result of high coal prices, particularly for metallurgical coal, coupled with higher production from our Central Appalachian properties,” said Nick Carter, President and Chief Operating Officer. “Central Appalachian quarterly production from our properties reached a level that we have not seen since the first quarter of 2009 and metallurgical coal for the six month period accounted for 37% of coal production and an unprecedented 47% of NRP’s coal royalty revenues.”

NRP Reports 2Q11 Results	Page 2 of 12

				Six	Six	%
	Quarter	Quarter	%	Months	Months	Change
	Ended	Ended	Change	Ended	Ended	Six
Highlights	June 2011	June 2010	Quarter	June 2011	June 2010	Months
	(in thousands except per unit, per ton and %)
Revenues
Total revenues:	$91,409	$79,587	15%	$176,261	$143,106	23%
Coal production:	11,538	11,767	(2%)	23,484	22,569	4%
Coal royalty revenues:	$69,788	$57,832	21%	$135,153	$104,993	29%
Average coal royalty revenue per ton:	$6.05	$4.91	23%	$5.76	$4.65	24%
Revenues other than coal royalties:	$21,621	$21,755	(1%)	$41,108	$38,113	8%

Net income
Net income to limited partners:	$51,305	$28,054	83%	$95,681	$44,918	113%
Net income per unit:	$0.48	$0.38	26%	$0.90	$0.63	43%
Average units outstanding:	106,028	74,028	43%	106,028	71,752	48%

Distributable cash flow:	$83,946	$63,792	32%	$122,921	$97,614	26%
Revenues
Second Quarter
Increases in realized prices for coal allowed NRP to generate record quarterly revenues of $91.4 million for the second quarter 2011, a 15% rise over the second quarter 2010. Coal royalty revenues improved 21% to a record $69.8 million. Average coal royalty revenue per ton increased 23% over the same quarter last year to a record $6.05 in the second quarter 2011 while production declined modestly to 11.5 million tons.
While revenues other than coal royalties were virtually flat at $21.6 million, NRP saw several significant increases in various categories. Aggregate royalties, coal processing fees, property taxes and overriding royalties all increased, offsetting declines in transportation fees, oil and gas royalties, minimums recognized as revenue and other. Aggregate production more than doubled in the second quarter 2011 over the same period last year, reflecting the benefits of the acquisitions made in 2010. In the second quarter 2010, minimums recognized as revenue included a $3.1 million minimum that was also received in the second quarter 2011, but was recorded as deferred revenue rather than as revenue.
Six Months
Revenues for the first six months increased 23% over the same period last year to $176.3 million due to increases in nearly every category. Coal royalty revenues increased 29% to $135.2 million due to a 24% increase in the average coal royalty revenue per ton to $5.76, while production rose 4% to 23.5 million tons.

NRP Reports 2Q11 Results	Page 3 of 12
Metallurgical coal accounted for 37% of NRP’s production and 47% of its coal royalty revenues for the first six months of 2011 compared to 33% of production and 40% of coal royalty revenues in 2010.
NRP experienced an 8% increase in revenues other than coal royalty to $41.1 million, with significant increases in aggregate royalties, coal processing fees and oil and gas royalties. Aggregate production more than doubled while oil and gas royalties were significantly higher due to the acquisitions completed during 2010. Minimums recognized as revenue in 2010 included $6.2 million not shown as revenue in 2011 as discussed above.
Operating Expenses
Second Quarter
NRP incurred total operating costs and expenses of $26.6 million in the second quarter of 2011, down 4% from the $27.6 million reported for the second quarter of 2010. The second quarter of 2010 included approximately $900 thousand more in acquisition related expenses than the second quarter 2011.
Six Months
Operating expenses for the first six months of 2011 increased 11% to $55.6 million. The increased expenses were due to escalations in non-cash depreciation, depletion and amortization of $2.6 million and a $3.3 million rise in general and administrative expenses mainly due to additional personnel and associated costs.
Net income
Second Quarter
Net income to the limited partners increased $23.3 million, or nearly doubled, to $51.3 million in the second quarter 2011. Half of the increase was associated with increased revenues while $13.0 million was associated with the elimination of the incentive distribution rights that occurred in late September 2010. Net income per unit increased 26% to $0.48 per unit despite a 43% increase in the average number of units outstanding in the second quarter 2011 versus the same period last year.
Six Months
Net income to the limited partners increased $50.8 million, or 113%, for the first six months of 2011 when compared to the same period in 2010, predominantly due to improved revenues of $33.2 million. Also included is a $26.0 million improvement due to the elimination of the incentive distribution rights in September 2010. Net income per unit for the first six months rose by 43%, or $0.27 per unit, to $0.90 per unit, despite a 48% increase in the number of units outstanding during the respective time periods.
Distributable cash flow
Second Quarter
Distributable cash flow rose 32% over the second quarter of 2010 to a record $83.9 million for the second quarter of 2011. Approximately $11 million of the $20.0 million

NRP Reports 2Q11 Results	Page 4 of 12
improvement was due to increases in revenue while the remaining $9 million was due to improvements in cash flow from balance sheet related items.
Six Months
Distributable cash flow increased $25.3 million, or 26%, to $122.9 million for the six months ended June 30, 2011 versus the same period last year due primarily to improved coal royalty revenues.
Second Quarter 2011 compared to First Quarter 2011

	2Q11	1Q11%	Change
	(in thousands, except per ton
	and per unit)
Total revenues:	$91,409	$84,852	8%
Coal production:	11,538	11,946	(3%)
Coal royalty revenues:	$69,788	$65,365	7%
Average coal royalty revenue per ton:	$6.05	$5.47	11%
Revenues other than coal royalty:	$21,621	$19,487	11%
Net income to limited partners:	$51,305	$44,376	16%
GAAP net income per unit:	$0.48	$0.42	14%
Average units outstanding:	106,028	106,028	—
Distributable cash flow:	$83,946	$38,975	115%
Revenues
Total revenues for the second quarter 2011 increased 8% over the first quarter 2011, to $91.4 million, mainly due to a 11% increase in the realized coal royalty revenue per ton. Average coal royalty revenue per ton rose $0.58 to $6.05, while coal production from NRP’s properties declined 3% to 11.5 million tons. Revenues other than coal royalty increased $5.3 million or 11% due to increases in all categories except transportation fees and oil and gas royalties, which were down a total of $1.4 million.
Operating Expenses
Operating expenses for the second quarter of 2011 declined $2.4 million from the first quarter mainly due to decreases in general and administrative expenses associated with NRP’s long-term incentive plan.
Net income
Net income to the limited partners rose $6.9 million to $51.3 million in the second quarter over the first quarter mainly due to increases in revenues during the second quarter. Net income per unit was $0.48 for the second quarter of 2011 compared to $0.42 per unit for the first quarter.
Distributable cash flow
Distributable cash flow increased $45.0 million, or 115%, to $83.9 million due predominantly to improvements in working capital items and increases in revenues.

NRP Reports 2Q11 Results	Page 5 of 12
Market Outlook
There has not been a significant change in the coal markets in the second quarter versus the first quarter of 2011. The steam coal markets continue to show improvements over 2010 levels but are still not back to pre-recession levels. Metallurgical coal markets remain stronger than the steam markets due to the global nature of the steel business and the growing demand for both metallurgical coal and coke by developing countries. Adding to the strength of the metallurgical market are supply disruptions caused by temporary closures of some metallurgical mines. The increased demand for seaborne metallurgical coal together with these temporary closures impeding supply have kept prices at near record levels and increased the demand for U.S. metallurgical coal. As a result, NRP expects record level of exports of coal, mostly metallurgical, in 2011. Metallurgical coal prices remain above $300 per metric tonne in the global markets today, well above prices experienced in 2010.
On the other hand, the thermal market in the United States continues to improve at a slower pace than the metallurgical market. Utilities are faced with dual issues of the continuing high coal stockpile levels and low natural gas prices that make that fuel competitive with coal for the generation of electricity. Thus, while NRP sees some lowering of the coal stockpiles at the utilities as reported by the EIA, the burn down of the utility stockpiles is not occurring at the same pace as the economic recovery largely due to fuel switching. The one factor that is showing some improvement for the U.S. thermal market is the advancement of thermal coal exports. Demand for U.S. thermal coal in the international market has been improving and most recently there has been a strike by miners in South Africa creating an even tighter supply. So while the level of exports of thermal coal will probably not reach the levels for metallurgical coal, it is improving and will give U.S. thermal coal producers another outlet for sales.
Acquisitions and Liquidity
In the first six months of 2011, NRP invested approximately $100 million in acquisitions that will lead to future growth for NRP. Most of the investment was related to the Deer Run mine in the Illinois Basin where we acquired additional reserves for $70 million. The remaining $30 million was used to acquire three previously announced aggregate properties. The Deer Run mine should add significant increases in coal production in the Illinois Basin in 2012. Remaining commitments on acquisitions at June 30 totaled $84.1 million of which $44.1 million is due in 2011.
As of June 30, 2011, NRP had $300 million in available capacity under its credit facility and approximately $146 million in cash. In the second quarter of 2011, NRP issued $250 million of additional senior unsecured notes, and is committed to issue another $50 million of senior notes in October of this year. NRP used most of the proceeds from the senior notes to repay all of the outstanding borrowings under the revolving credit facility, and has used, or will use, the remaining proceeds for acquisitions. “We believe that the combination of our capacity under our credit facility, our cash on hand and the pending issuance of an additional $50 million of senior notes gives us sufficient liquidity to meet

NRP Reports 2Q11 Results	Page 6 of 12
our current capital needs and pursue further acquisitions,” said Dwight Dunlap, Chief Financial Officer of NRP.
Guidance Update

	Revised			Original
	2011 Guidance			2011 Guidance
	(Range)			(Range)
Coal royalty revenues	$255.0	—	$270.0	$235.0	—	$270.0
Coal production(mm tons)	42.0	—	50.0	42.0	—	52.0
Total revenues	$320.0	—	$345.0	$300.0	—	$350.0

Distributable cash flow(1)	$225.0	—	$245.0	$215.0	—	$255.0
Net income per unit	$1.50	—	$1.70	$1.35	—	$1.70

(1)	Estimated distributable cash flow includes $29.0 million for minimums that will be received in 2011 that will not be recognized as revenue until the coal is mined or the recoupment period expires.
NRP is narrowing the ranges and modestly increasing the midpoint of its guidance for the remainder of the year due to the record revenues experienced in the first half of 2011. While NRP has modestly reduced the midpoint of its production forecast for the second half, improved pricing for metallurgical as well as steam coal has allowed it to increase all other guidance.
“Although we benefitted in the first half of the year from our substantial exposure to metallurgical coal, we derived approximately 13% of our metallurgical coal revenues from the Pinnacle and Oak Grove mines,” said Nick Carter. “The Oak Grove mine in Alabama suffered damage to its preparation plant due to a tornado, and is not expected to sell any coal in the third quarter. The Pinnacle mine in West Virginia has experienced a high level of carbon monoxide and remains closed until MSHA determines that the mine is safe. As a result, we expect to receive a lower percentage of revenues from metallurgical coal sales in the second half of the year.”
Distributions
As reported on July 20, 2011, the Board of Directors of NRP’s general partner declared a quarterly distribution of $0.54 per unit, unchanged from the first quarter 2011. NRP’s distributable cash flow coverage for the quarter was 1.4 times while for the first six months it was 1.1 times.
Company Profile
Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is principally engaged in the business of owning and managing mineral reserve properties. NRP primarily owns

NRP Reports 2Q11 Results	Page 7 of 12
coal, aggregate and oil and gas reserves across the United States that generate royalty income for the partnership.
For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
Forward-Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the current coal market conditions and borrowing capacity. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

11-17	-Financial statements follow-

NRP Reports 2Q11 Results	Page 8 of 12
Natural Resource Partners L.P.
Operating Statistics
(in thousands except per ton data)

	Quarter Ended		Six Months Ended
	June	June	June	June
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Coal Royalties:
Coal royalty revenues:
Appalachia
Northern	$5,180	$4,924	$9,861	$9,340
Central	55,119	38,526	100,561	70,334
Southern	3,447	6,074	8,188	10,275

Total Appalachia	$63,746	$49,524	$118,610	$89,949
Illinois Basin	4,771	6,819	13,831	11,029
Northern Powder River Basin	1,120	1,489	2,513	4,015
Gulf Coast Lignite	151	—	199	—

Total	$69,788	$57,832	$135,153	$104,993

Coal royalty production (tons):
Appalachia
Northern	1,199	1,251	2,374	2,498
Central	8,023	6,971	15,350	13,367
Southern	472	833	1,120	1,534

Total Appalachia	9,694	9,055	18,844	17,399
Illinois Basin	1,268	1,751	3,544	2,898
Northern Powder River Basin	425	961	905	2,272
Gulf Coast Lignite	151	—	191	—

Total	11,538	11,767	23,484	22,569

Average royalty revenue per ton:
Appalachia
Northern	$4.32	$3.94	$4.15	$3.74
Central	6.87	5.53	6.55	5.26
Southern	7.30	7.29	7.31	6.70
Total Appalachia	6.58	5.47	6.29	5.17
Illinois Basin	3.76	3.89	3.90	3.81
Northern Powder River Basin	2.64	1.55	2.78	1.77
Gulf Coast Lignite	1.00	—	1.04	—
Combined average royalty	$6.05	$4.91	$5.76	$4.65
revenue per ton
Aggregates:
Royalty revenues	1,737	1,064	2,931	1,880
Aggregate royalty bonus	94	(714)	94	(639)
Production	1,671	778	2,936	1,383
Average base royalty per ton	$1.04	$1.37	$1.00	$1.36

NRP Reports 2Q11 Results	Page 9 of 12
Natural Resource Partners L.P.
Consolidated Statements of Income
(in thousands, except per unit data)

	Quarter Ended		Six Months Ended
	June	June	June	June
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Coal royalties	$69,788	$57,832	$135,153	$104,993
Aggregate royalties	1,831	350	3,025	1,241
Coal processing fees	3,173	2,693	6,262	4,337
Transportation fees	3,745	4,043	7,843	6,818
Oil and gas royalties	1,996	2,087	4,988	3,186
Property taxes	3,577	2,782	6,589	5,433
Minimums recognized as revenue	1,841	3,418	2,348	6,792
Override royalties	3,492	3,157	6,535	6,124
Other	1,966	3,225	3,518	4,182

Total revenues	91,409	79,587	176,261	143,106
Operating costs and expenses:
Depreciation, depletion and amortization	16,166	16,485	30,488	27,853
General and administrative	6,439	6,794	16,635	13,342
Property, franchise and other taxes	3,306	3,498	7,003	7,232
Transportation costs	523	557	991	822
Coal royalty and override payments	159	301	467	993

Total operating costs and expenses	26,593	27,635	55,584	50,242

Income from operations	64,816	51,952	120,677	92,864
Other income (expense)
Interest expense	(12,429)	(10,346)	(23,016)	(21,075)
Interest income	16	4	24	12

Income before non-controlling interest	$52,403	$41,610	$97,685	$71,801

Non-controlling interest	51	—	51	—

Net income	$52,352	$41,610	$97,634	$71,801

Net income attributable to:
General partner	$1,047	$573	$1,953	$917

Holders of incentive distribution rights	$—	$12,983	$—	$25,966

Limited partners	$51,305	$28,054	$95,681	$44,918

Basic and diluted net income per limited partner unit:	$0.48	$0.38	$0.90	$0.63

Weighted average number of units outstanding:	106,028	74,028	106,028	71,752

NRP Reports 2Q11 Results	Page 10 of 12
Natural Resource Partners L.P.
Consolidated Statements of Cash Flow
(in thousands, except per unit data)

	Quarter Ended		Six Months Ended
	June	June	June	June
	2011	2010	2011	2010
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$52,352	$41,610	$97,634	$71,801
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	16,166	16,485	30,488	27,853
Non-cash interest charge, net	118	141	268	291
Non-controlling interest	51	—	51	—
Change in operating assets and liabilities:
Accounts receivable	2,199	(2,966)	(2,331)	(5,085)
Other assets	310	(101)	532	119
Accounts payable and accrued liabilities	662	331	(485)	98
Accrued interest	8,902	6,814	1,868	(322)
Deferred revenue	7,764	7,628	13,198	20,641
Accrued incentive plan expenses	1,697	1,181	(1,130)	(1,340)
Property, franchise and other taxes payable	1,425	549	(1,413)	(503)

Net cash provided by operating activities:	91,646	71,672	138,680	113,553

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(14,546)	(64,261)	(99,368)	(110,411)
Acquisition or construction of plant and equipment	(163)	(2,102)	(325)	(2,102)
Disposition of assets	1,000		1,100

Net cash used in investing activities	(13,709)	(66,363)	(98,593)	(112,513)

Cash flows from financing activities:
Proceeds from loans	250,000	35,000	335,000	81,000
Debt issuance costs	(1,052)	—	(1,052)	—
Proceeds from issuance of units	—	110,436	—	110,436
Repayment of loans	(187,633)	(83,350)	(202,826)	(98,542)
Capital contribution by general partner	—	2,350	—	2,350
Retirement of obligation related to acquisitions	(4,025)	—	(4,025)	(2,969)
Costs associated with issuance of units	(108)	(152)	(140)	(152)
Distributions to partners	(58,422)	(54,039)	(116,845)	(97,387)

Net cash provided by (used in) financing activities	(1,240)	10,245	10,112	(5,264)

Net increase or (decrease) in cash and cash equivalents	76,697	15,554	50,199	(4,224)
Cash and cash equivalents at beginning of period	69,008	62,856	95,506	82,634

Cash and cash equivalents at end of period	$145,705	$78,410	$145,705	$78,410

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$3,400	$3,370	$20,859	$21,070

Non-cash activities:
Mineral rights to be received	$—	$13,249	$—	$13,249
Non-controlling interest	$373	$(7,335)	$373	(7,335)
Obligation related to purchase of reserves and infrastructure	$2,100	$1,723	$8,125	$6,200

NRP Reports 2Q11 Results	Page 11 of 12
Natural Resource Partners L.P.
Consolidated Balance Sheets
(in thousands, except for unit information)

	June 30,	December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS

Current assets:
Cash and cash equivalents	$145,705	$95,506
Accounts receivable, net of allowance for doubtful accounts	31,728	26,195
Accounts receivable — affiliates	4,713	7,915
Other	438	910

Total current assets	182,584	130,526
Land	24,543	24,543
Plant and equipment, net	57,438	62,348
Coal and other mineral rights, net	1,367,532	1,281,636
Intangible assets, net	156,775	161,931
Loan financing costs, net	3,272	2,436
Other assets, net	556	616

Total assets	$1,792,700	$1,664,036

LIABILITES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable and accrued liabilities	$1,402	$1,388
Accounts payable — affiliates	—	499
Obligation related to acquisitions	4,100	—
Current portion of long-term debt	30,801	31,518
Accrued incentive plan expenses — current portion	6,444	6,788
Property, franchise and other taxes payable	5,513	6,926
Accrued interest	11,679	9,811

Total current liabilities	59,939	56,930
Deferred revenue	122,707	109,509
Accrued incentive plan expenses	10,561	11,347
Long-term debt	793,961	661,070
Partners’ capital:
Common units outstanding (106,027,836)	787,560	806,529
General partner’s interest	13,750	14,132
Non-controlling interest	4,743	5,065
Accumulated other comprehensive loss	(521)	(546)

Total partners’ capital	805,532	825,180

Total liabilities and partners’ capital	$1,792,700	$1,664,036

NRP Reports 2Q11 Results	Page 12 of 12
Natural Resource Partners L.P.
Reconciliation of GAAP Financial Measurements
to Non-GAAP Financial Measurements
(in thousands)
Reconciliation of GAAP “Net cash provided by operating activities”
to Non-GAAP “Distributable cash flow”

	Quarter Ended		Six Months Ended
	June	June	June	June
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net cash provided by operating activities	$91,646	$71,672	$138,680	$113,553
Less scheduled principal payments	(8,633)	(9,350)	(23,826)	(24,542)
Less reserves for future scheduled principal payments	(7,700)	(7,880)	(15,759)	(15,939)
Add reserves used for scheduled principal payments	8,633	9,350	23,826	24,542

Distributable cash flow	$83,946	$63,792	$122,921	$97,614

-end-